Exhibit 99.1

[Letterhead of Material Sciences Corporation]

MATERIAL SCIENCES CORPORATION ANNOUNCES

A DELAY IN FILING ITS 2005 FORM 10-K AND

THE TIMING FOR RELEASING 2005 RESULTS

ELK GROVE VILLAGE, IL, May 3, 2005 – Material Sciences Corporation (NYSE: MSC) today announced that it will be unable to file its Annual Report on Form 10-K for the fiscal year ended February 28, 2005, by the May 30 extended filing deadline. MSC anticipates completing its filing with the Securities and Exchange Commission (SEC) in mid-June.

Management currently expects to release preliminary results for the fourth quarter and year, and host a conference call to discuss those results in mid-May. Once it completes the filing of its Form 10-K, MSC will file a proxy statement with the SEC related to its 2005 Annual Meeting of Shareowners. This meeting has been rescheduled for July 20, 2005.

The reason for the delay is that the company did not have enough personnel resources and technical accounting expertise in its financial closing and reporting department. This caused MSC to announce on April 5, 2005, a “material weakness” in its internal control over financial reporting for fiscal 2005, as defined by Public Company Accounting Oversight Board’s Auditing Standard No. 2. Management, with the oversight of the Audit Committee, is actively addressing this issue, including hiring a new corporate controller, and is committed to remediating known weaknesses in its internal controls as soon as possible.

The company will use the period between releasing initial results for fiscal 2005 and filing the Form 10-K to complete the necessary assessment processes required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations, and to allow time for its registered independent auditors to finish the audit of the company’s financial statements as well as the audit of management’s process for assessing internal controls over financial reporting and the adequacy of these controls over financial reporting as of February 28, 2005. Since MSC is in the process of completing the necessary assessment processes, management may determine that additional deficiencies do exist that are significant or could constitute a material weakness.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

Note on Forward-looking Statements

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied here: the company’s ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted as a result of it, and the other factors, risks and uncertainties identified in Part II, Item 7 of the company’s Annual Report on Form 10-K/A for the year ended February 29, 2004, as filed with the Securities and Exchange Commission. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences is available at www.matsci.com.